Exhibit 99.1

NEWS Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com

CHIPOTLE REACHES SETTLEMENT AGREEMENT WITH U.S. DEPARTMENT OF JUSTICE FOR ISSUES FROM 2015

Industry Leading Food Safety Practices in Place to Safeguard Public Health

NEWPORT BEACH, Calif., April 21, 2020 /— Chipotle Mexican Grill, Inc. (NYSE:CMG) today announced it has entered into an agreement with the United States Department of Justice regarding an investigation into prior foodborne illness incidents dating back to 2015.

The agreement entered by Chipotle ends the investigation by the United States Department of Justice for events dating back to 2015. As part of the agreement, Chipotle has committed to continue enhancing its already robust food safety policies, practices, and procedures and pay a monetary fine.

“This settlement represents an acknowledgment of how seriously Chipotle takes food safety every day and is an opportunity to definitively turn the page on past events and focus on serving our customers real food made with real ingredients that they can enjoy with confidence,” said Brian Niccol, Chairman and Chief Executive Officer, Chipotle Mexican Grill.

Since 2015, Chipotle has introduced specific food safety policies and procedures to enhance its existing practices based upon a farm-to-fork safety and quality review of each ingredient.

“Over the last four years, we instituted several enhancements to our food preparation and food handling practices to lower the risk of foodborne illnesses. These measures include reducing the number of employees who come into contact with ingredients, safeguards to minimize the risk that an ingredient is undercooked, and sophisticated microbiological testing of raw ingredients to help ensure quality and safety before they are shipped to restaurants,” said Kerry Bridges, Vice President Food Safety, Chipotle Mexican Grill.

“Chipotle also traces the movement of each ingredient in our supply chain. If an ingredient does not meet our high standards, we can quickly determine when and where the problem occurred, and swiftly remove it before it enters our restaurants,” Bridges added.

Following the 2015 events, Chipotle created an independent Food Safety Advisory Council comprised of highly experienced food safety professionals who are independent food safety experts to provide ongoing guidance on best practices to ensure that food served in its restaurants is safe.

“Having served as Chairman of Chipotle’s Food Safety Advisory Council since it was formed in early 2017, I can confidently say that the food safety advancements Chipotle has made are industry leading and serve as a best-practice for the restaurant industry. Chipotle continues to look for every opportunity to be ahead of food safety risks and is unquestionably committed to protecting its customers and employees against norovirus and other food borne illnesses,” said Dr. David Acheson, Former Associate Commissioner, FDA and Founder, The Acheson Group.

NEWS Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com

“Chipotle is committed to doing the right thing for our customers and employees. We look forward to continuing to provide a great experience for our customers while closing one chapter on the past. We are confident in the additional safeguards we have put in place to ensure the health and safety of our customers and employees,” added Niccol.

Over the past few years, Chipotle has strengthened many food safety initiatives including:

•	Sophisticated, scientifically validated preventive systems and microbiological testing to control and monitor food safety risks before ingredients are shipped to restaurants;

•	Detailed traceability of each ingredient in the supply chain;

•	Requirement of every employee at the beginning of every work shift, and at least every hour thereafter or while changing tasks, to wash their hands and to use antibacterial soap and hand sanitizer;

•	Hand sanitizer available for both employees and guests;

•	Wellness checks for each employee before they clock in for work to ensure they do not have any symptoms of illness, and paid sick leave so no employee works while sick;

•	Availability of trained nurses for around the clock consultation with any employee who may feel ill in order to determine whether they should be excluded from work, with full pay;

•	Enhanced food preparation and food handling practices designed to reduce food safety risks;

•	Comprehensive Hazard Analysis and Critical Control Points (HACCP) program implemented every day in every restaurant;

•	Food safety metrics tied to manager and hourly employee compensation;

•	Improved internal training and education to ensure that all employees thoroughly understand the company’s high standards for food safety and food handling; and

•	Engagement of a third-party consultant to perform quarterly inspections of all restaurants.

Although the FDA has said there is no evidence to suggest that food produced in the United States can transmit COVID-19, Chipotle implemented these additional food safety practices:

•	Increased sanitization of high-touch, high-traffic areas;

•	Providing face masks for our crew and practicing social distancing in our restaurants;

•	Increased handwashing to at least every 30 minutes; and

•	Providing tamper-evident bags and contactless delivery and pickup.

“At Chipotle, food safety is more than a collection of programs and processes—it’s part of our culture. Food safety is built into everything Chipotle does so that customers’ safety is the first and most important standard we hold ourselves to. We have a culture of continuous improvement in which we regularly evaluate our processes to ensure that our customers have consistently excellent experiences,” added Bridges.

All of these efforts have led to a robust food safety culture that Chipotle believes is one of the finest in the industry as evidenced by Chipotle leading the industry with the lowest number of violations on independent health department inspections.

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NEWS Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com

ABOUT CHIPOTLE

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,600 restaurants as of March 31, 2020, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 85,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.